Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David A. Slack, CFO Barry R. Hollingsworth, Investor Relations (708) 867-9600

Stratos International Increases Estimate of Fourth-Quarter Business
Revenue Range Updated to $18.5 Million — $19.5 Million

CHICAGO (May 13, 2004) — Stratos International, Inc., (NASDAQ: STLW) a leading provider of optoelectronic, fiber optic, and radio frequency (RF) microwave subsystems and components today announced that it currently expects fourth quarter fiscal 2004 revenue for the 3 months ended April 30, 2004, to be between $18.5 million and $19.5 million, as compared with previous guidance of $16.5 million to $18.0 million announced on March 3, 2004. For comparison, third quarter fiscal 2004 revenue for the 3 months ended January 31, 2004 was $16.0 million.

The Company completed the acquisition of Sterling Holding Company on November 6, 2003 as previously announced. Financial results include Sterling’s operating results from that date.

Jim McGinley, CEO of Stratos, remarked, “We are very encouraged to see that the fundamentals of our business are improving and gaining momentum. Our sales in the fourth quarter were driven in part by a sequential increase in revenues from optoelectronic products of greater than 30%.”

Stratos International plans to announce complete fiscal 2004 fourth quarter and full year financial results on or around June 24, 2004.

ABOUT STRATOS INTERNATIONAL

Stratos International, Inc. is a leading designer, developer and manufacturer of active and passive optical, optoelectronic, RF and Microwave components, subsystems and interconnect products used in telecom, enterprise, military and video markets.

Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form factors for telecom, datacom and harsh environments application. This expertise, coupled with several strategic acquisitions, has allowed the Company to amass a broad range of products and build a strong IP portfolio of more than 100 patents and 32 patents pending. The Company is a market leader in several niches including high margin specialty optical products such as RJ and low Rider transceivers, Media Interface Adapters, flex circuits, as well as high performance RF and microwave coax and triax interconnect products. The Company currently serves more than 400 active customers in telecom, military and video markets.

Exhibit 99.1

This press release contains predictions, estimates and other forward- looking statements regarding anticipated revenue growth, customer orders, manufacturing capacity and financial performance. All forward-looking statements in this press release are based on information available to the company as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; and competition. Other risk factors that may affect the Company’s performance are listed in the Company’s annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.

For additional information contact Stratos International at 7444 W. Wilson Ave., Chicago, IL USA 60706-4549; Tel: 708.867.9600. Fax: 708.867.0996. Website: www.stratoslightwave.com.